Exhibit 10.1

November 5, 2017

Dear Enrique:

We are pleased to present this offer for the position of President and Chief Executive Officer (“CEO”) at TiVo Corporation (“TiVo” or the “Company”), reporting to the Board of Directors (the “Board”), pursuant to the terms of this letter agreement (this “Agreement”) and the Executive Severance and Arbitration Agreement entered into by the Company and you (the “Severance Agreement”). In the event of a conflict between any of the terms of this Agreement and any of the terms of (1) any of the agreements related to any equity awards granted to you, the terms of this Agreement shall prevail, and (2) the Severance Agreement, the terms of the Severance Agreement shall prevail. You will also be appointed to the Board, with service to commence at your commencement of employment as CEO of TiVo, and, during the period of your employment as the CEO of TiVo, you shall be re-nominated to serve on the Board each time that your appointment to the Board expires. Your start date as CEO will be on or about November 20, 2017, provided you may start at any time following the termination of your employment at AT&T Inc. (the “Start Date”), and in no event later than November 30, 2017 (the “Outside Start Date”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Severance Agreement. For clarity, the Board has the authority to take any action or make any decision described in this Agreement as an action to be taken or decision to be made by the Compensation Committee of the Board (the “Compensation Committee”).

Compensation and Benefits

Base Salary. Your compensation will include an annual base salary of $750,000 per year, paid in semi-monthly installments of $31,250 each, and subject to standard payroll deductions and withholdings (the “Base Salary”). Your Base Salary will be subject to review and adjustment by the Compensation Committee on an annual basis, provided that any decrease shall be subject to the provisions of Good Reason.

Annual Incentives. For the 2018 fiscal year and subsequent fiscal years, you will participate in the Company’s standard Senior Executive Company Incentive Plan (the “EIP”) applicable to each such year, subject to your continued employment at TiVo through the payout date for each such year’s annual incentive amount (for each such year, the “Annual Incentive”). Upon 100% achievement of targets thereunder, the EIP will provide you an Annual Incentive payout equal to 125% of your Base Salary earned during the applicable fiscal year, with a maximum payout of up to two times such target amount and a threshold to be set by the Compensation Committee, subject to the terms and conditions applicable to such payouts and benefits, when adopted by the Compensation Committee. Such Annual Incentive and the EIP will be reviewed annually by the Compensation Committee, provided that there shall be no decrease of “target” and “maximum” payouts. You must be employed by the Company on the day that your Annual Incentive (if any) for a fiscal year is scheduled to be paid in order to earn and receive such Annual Incentive. Any earned Annual Incentives shall be subject to standard payroll deductions and withholdings, and paid no later than March 15th of the year following the applicable fiscal year.

Long-Term Incentive Compensation.

Initial Performance-Based Equity Grant. Subject to you becoming CEO on or before the Outside Start Date, you will be granted a performance-based restricted stock unit award (the “Performance-Based

RSU”) on the first day of the month following the Start Date. For purposes of the Performance-Based RSU:

(i) “Target Number of Shares” will mean 400,000 shares.

(ii) “Average Annual TSR” will mean the annual rate of total shareholder return of the Company’s common stock for the Performance Period (as defined below), as calculated by an independent third party consultant to the Company (the fees of whom shall be borne by the Company) in accordance with industry custom and by reference to the increase or decrease, as the case may be, between the Initial Share Price and the Ending Share Price, subject to the following definitions and parameters associated with the calculation:

“Ending Share Price” will mean the average of the daily closing prices per share of the Company’s common stock, as reported on the stock exchange or market on which such stock is listed, for the 20 trading days ending on (and including) the last day of the Performance Period.

“Initial Share Price” will mean the average of the daily closing prices per share of the Company’s common stock, as reported on the stock exchange or market on which such stock is listed, for the 20 trading days ending on (and including) the last trading day immediately prior to the Start Date.

“Performance Period” will mean the period beginning on your Start Date and ending on December 31, 2020.

Dividends that have an ex-dividend date during the Performance Period shall be included in the calculation assuming the reinvestment of such dividends as of the applicable ex-dividend date, and dividends shall include the per share value of any cash or stock dividends, including the per share value as determined in good faith by the Company’s Board of Directors of a dividend issued in any Company spin-off of assets or subsidiary stock.

The number of years, including partial years, in any such calculation shall be expressed as a decimal rounded to four places from your Start Date to December 31, 2020.

For clarity, the independent third party consultant to the Company may be the Compensation Committee’s independent compensation consultant.

(iii) “Compensation Committee Certification Date” will mean the date that the Compensation Committee certifies the Average Annual TSR and the TiVo Stock Price (as defined below), which certification shall occur no later than the earlier of (a) the first regularly scheduled Compensation Committee meeting following the end of the Performance Period and (b) March 15, 2021.

Subject to your continuous services to the Company through the end of the Performance Period, the applicable number of shares subject to the Performance-Based RSU will vest, if at all, on the Compensation Committee Certification Date as follows:

Average Annual TSR	Percentage of Target Number of Shares to Vest
Less than 15%	0%
At least 15%, but less than 22.5%	100%
At least 22.5%, but less than 30%	150%
At least 30%	200%

Alternatively, if (A) the average of the daily closing price per share of the Company’s common stock, as reported on the stock exchange or market on which such stock is listed, for any 30 consecutive trading-day period during the Performance Period, plus (B) the absolute amount in cash per share (rounded to the fourth decimal place) of all dividends paid through the end of any such 30 consecutive trading-day measurement period (without reinvestment or other adjustment), plus (C) the per share absolute value in cash (rounded to the fourth decimal place), as determined in good faith by the Company’s Board of Directors, of a dividend of any Company spin-off of assets or subsidiary stock issued prior to the end of any such 30 consecutive trading-day measurement period (without reinvestment or other adjustment) (the “TiVo Stock Price”) is greater than (with no rounding up) (i) $28.00, 100% of the Target Number of Shares shall be eligible to vest subject to your continued employment through the Compensation Committee Certification Date, (ii) $34.00, an additional 50% of the Target Number of Shares shall be eligible to vest subject to your continued employment through the Compensation Committee Certification Date, and (iii) $40.00, an additional 50% of the Target Number of Shares shall be eligible to vest subject to your continued employment through the Compensation Committee Certification Date (such number of shares which become eligible to vest subject to continued employment through the Compensation Committee Certification Date being referred to as the “TiVo Stock Price Achievement Shares”). For clarity: (1) If, during a 30 consecutive trading-day period, the above calculation results in the achievement of more than one of the above thresholds simultaneously, the number of TiVo Stock Price Achievement Shares deemed attained shall be cumulated, up to a maximum of 200% of the Target Number of Shares; and (2) This paragraph can only ever result in a maximum number of TiVo Stock Price Achievement Shares equal to 200% of the Target Number of Shares becoming eligible to vest subject to your continued employment through the Compensation Committee Certification Date, regardless of the number of different 30 consecutive trading-day periods in which the TiVo Stock Price may exceed the above price thresholds; and (3) The greater of the TiVo Stock Price Achievement Shares and the Target Number of Shares that would otherwise vest based on Average Annual TSR shall vest, but not both.

Annual Equity Grants. It is anticipated that, subject to your continuous services to the Company, the Company will make annual equity grants to you (the “Annual Equity Awards”). The Annual Equity Awards, if any, will vest based upon time or on performance goals established by the Compensation Committee. The vesting of each of the Annual Equity Awards will be subject to your continuous services to the Company through the applicable vesting dates, and will be on the same terms and conditions as annual equity awards granted to TiVo’s other executives. The target grant date value of Annual Equity Awards made during each year of the Initial Term (as defined below) is expected to be at least $1,750,000 and the target grant date value of Annual Equity Awards made after the Initial Term is expected to be commensurate with then-current compensation practices applied to TiVo’s other executives. For clarity, in no circumstance will the initial Performance-Based RSU award described above be treated as an Annual Equity Award for any purpose of this Offer Letter or the Severance Agreement.

Other Benefits. As a TiVo employee, you will continue to receive Company benefits pursuant to Company policy and subject to the terms and conditions of the governing plans.

Make-Whole Compensation

2017 Incentive Replacement. In consideration for the 2017 annual incentive compensation at your current employer that you are forgoing to accept this offer, subject to you becoming CEO on or before the Outside Start Date, you will be paid a cash amount equal to $1,225,000. You must be employed by the Company on the day that such payment is made in order to earn and receive such payment. Such payment shall be subject to standard payroll deductions and withholdings, and paid no later than March 15, 2018.

Deferred Compensation Replacement and Relocation Expenses. In consideration for deferred compensation at your current employer that you are forgoing and relocation expenses that you are incurring to accept this offer, subject to you becoming CEO on or before the Outside Start Date, you will be paid a cash amount equal to $1,600,000 within 30 days following the Start Date. Such payment will be subject to repayment by you if your employment is terminated by the Company or a Subsidiary with Cause or by you without Good Reason, in each case within one year following the Start Date.

Equity Award Replacements. In consideration for the long-term incentive compensation at your current employer that you are forgoing to accept this offer, subject to you becoming CEO on or before the Outside Start Date, you will be paid a cash amount (“Replacement Cash Amount”) and granted six time-based restricted stock unit awards (“Replacement RSUs”). For purposes of both the Replacement Cash Amount and the Replacement RSUs, the “Average AT&T Stock Price” will mean the average of the daily closing prices per share of AT&T Inc.’s common stock, as reported on the stock exchange or market on which such stock is listed, for the 65 trading days ending on (and including) the last trading day immediately prior to the date that the Company publicly announces hiring you as the CEO of the Company.

The Replacement Cash Amount will be equal to 26,515 multiplied by the Average AT&T Stock Price, rounded to the nearest $1,000. You must be employed by the Company on the day that the Replacement Cash Amount is scheduled to be paid in order to earn and receive the Replacement Cash Amount. The Replacement Cash Amount shall be subject to standard payroll deductions and withholdings, and paid no later than March 15, 2018.

The Replacement RSUs (i) will be granted on the first day of the month following the Start Date, (ii) will be for the number of shares of the Company’s common stock equal to the number of shares subject to each AT&T award set forth below multiplied by the Average AT&T Stock Price, rounded to the nearest $1,000, and then divided by the average of the daily closing prices per share of the Company’s common stock, as reported on the stock exchange or market on which such stock is listed, for the 65 trading days ending on (and including) the last trading day immediately prior to the Start Date, rounded down to the nearest whole share, and (iii) 100% of the shares subject to each Replacement RSU will vest subject to your continuous services to the Company from the date of grant through the applicable vesting date as set forth below:

Number of Shares Subject to AT&T Award	Vesting Date
27,139	January 28, 2019
26,515	January 29, 2019
32,402	August 2, 2019
33,025	January 26, 2020
27,139	January 28, 2020
11,008	January 26, 2021

Legal Fees. Subject to you becoming CEO on or before the Outside Start Date, the Company will pay up to $35,000 on your behalf to your attorney for your legal fees related to this Agreement and the Severance Agreement (the entire amount of which will have been incurred during 2017) on or as soon as administratively practicable following the Start Date, but in no event later than March 15, 2018.

Other Agreements/Policies

As a condition of your employment as CEO, you must execute and deliver the following documents:

1)	Proprietary Information, Inventions and Ethics Agreement;

2)	Procedures and Guidelines Governing Securities Trades by Company Personnel;

3)	Code of Personal and Business Conduct and Ethics; and

4)	Arbitration Policy.

In addition, your employment is conditioned upon satisfactory proof of your right to work in the United States.

Term and At Will Employment

The term of your employment and this Agreement will begin on the Start Date and will end on December 31, 2020 (the “Initial Term”), unless earlier terminated by you or the Company. The Compensation Committee may renew this Agreement for an additional one-year period during the Initial Term and each year thereafter, provided that (i) the Compensation Committee takes such action on or prior to October 31, 2020 in the case of any renewal during the Initial Term, or on or prior to October 31 of each year following 2020 in the case of any renewal after the Initial Term, and (ii) the terms of such renewal are in the aggregate on at least (and not worse than) the then-existing terms of this Agreement, not including any of the compensation and benefits described in the “Make-Whole Compensation” section above or the Performance-Based RSU. The target grant date value of Annual Equity Awards made after the Initial Term is expected to be commensurate with then-current compensation practices applied to TiVo’s other executives.

If the Compensation Committee fails to renew this Agreement during or after the Initial Term in accordance with the foregoing paragraph, then (i) your employment with the Company or a Subsidiary, as applicable, will terminate on the last day of the term then in effect, unless earlier terminated by you or the Company or such Subsidiary, and (ii) for purposes of the Severance Agreement, such termination due to the Compensation Committee’s failure to renew this Agreement will be deemed a termination by the Company or such Subsidiary without Cause. For clarity, if your employment is terminated by the Company or such Subsidiary with Cause, by you for any reason other than Good Reason, or as a result of your death or Disability, such termination will not be deemed to be due to the Compensation Committee’s failure to renew this Agreement.

As TiVo’s employment relationship with you is at-will, either TiVo or a Subsidiary, as applicable, or you may terminate the employment relationship at any time, with or without Cause or Good Reason, and with or without advance notice. Your employment at-will status may only be modified in a written agreement signed by you and a duly authorized member of the Board. Notwithstanding the foregoing, simultaneously with the execution of this Agreement, the Company and you shall execute the Severance Agreement attached hereto as Exhibit A, under which you would be provided severance pay and other benefits set forth therein upon the occurrence of the events specified therein. Any dispute arising out of or relating to your employment with the Company or such Subsidiary will be subject to binding arbitration as set forth in the Severance Agreement.

If your employment is terminated by the Company or such Subsidiary for Cause or you terminate your employment with the Company or such Subsidiary without Good Reason (each, a “Nonqualifying Termination”), you will receive your Base Salary accrued through your last day of employment and all incurred but unreimbursed business expenses through such date that are reimbursable in accordance with the Company’s then-current reimbursement policy, and your right to receive any other form of compensation and benefits will terminate immediately upon the effective date of such Nonqualifying Termination (including, without limitation, any equity awards to the extent outstanding and unvested as of the date of such Nonqualifying Termination). Without limiting the foregoing, you (i) will not receive any Base Salary for any period after the effective date of any such Nonqualifying Termination, (ii) will not receive any Annual Incentive under the EIP for the fiscal year during which any such Nonqualifying Termination occurs, (iii) will not receive any Annual Incentive under the EIP for the fiscal year immediately prior to the year during which any such Nonqualifying Termination occurs if such Nonqualifying Termination occurs prior to the payment date of such Annual Incentive, and (iv) will not be entitled to further vesting or accelerated exercisability of any equity awards following any such Nonqualifying Termination. For the avoidance of doubt, the Company’s Director & Officer Liability Insurance covering you as an officer and director of the Company, and the Company’s obligations to indemnify you as an officer and director of the Company, shall survive your termination of employment shall survive your termination of employment until the last to expire of a Company indemnification obligation as to any other Company officer or director.

Section 409A

It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.

Miscellaneous

All compensation paid or granted to you by the Company will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

On the Start Date, the Company shall enter into an indemnification agreement with you in the form typically used by the Company, and shall provide you coverage under the Company’s Director & Officer Liability Insurance on terms no less favorable than applicable to the Company’s senior executives.

Upon your commencement of employment as CEO, this Agreement and the other agreements referenced herein shall be the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and shall supersede and replace any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that (i) you may not assign any of your duties or rights hereunder without the express written consent of the Company, (ii) the Company may assign this Agreement only to a successor in interest that assumes this Agreement and the Severance Agreement and the liabilities hereunder and thereunder in writing and which assignment provides that you will remain CEO of the parent entity, and (iii) in the event of a Change in Control, the Company shall ensure that the Company’s successor in interest and parent company, if applicable, assumes this Agreement and the liabilities hereunder in writing and which assignment provides that you will remain CEO of the parent entity; provided that in the event of an assignment under (ii) above, the Company shall remain liable for the obligations under this Agreement and the Severance Agreement. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

If the foregoing meets with your approval, please indicate by signing below and returning a copy of this Agreement to TiVo’s HR Department to the attention of Dustin Finer. By signing below, you further agree to respect the Company’s work rules and faithfully carry out the duties herein. Two duplicates of this Agreement are to be created; both the Company and you will retain a copy.

Sincerely,

/s/ James E. Meyer James E. Meyer Chairman of the Board of Directors

Agreed & Accepted:	/s/ Enrique Rodriguez Enrique Rodriguez	8 Nov. 17 Date

Exhibit A

Severance Agreement

[Reference is made to Exhibit 10.2 of Tivo Corporation

Form 8-K filed with the Securities and Exchange Commission on November 13, 2017.]